Exhibit 5.1

Sears Tower, Suite 5800 233 S. Wacker Dr. Chicago, Illinois 60606 Tel: +1.312.876.7700 Fax: +1.312.993.9767 www.lw.com
FIRM / AFFILIATE OFFICES
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
October 24, 2007	Frankfurt	Orange County
	Hamburg	Paris
	Hong Kong	San Diego
	London	San Francisco
	Los Angeles	Shanghai
Reliant Pharmaceuticals, Inc.	Madrid	Silicon Valley
110 Allen Road	Milan	Singapore
Liberty Corner, New Jersey 07938	Moscow	Tokyo
	Munich	Washington, D.C.

File No. 029203-0066
Re:	Registration No. 333-145309; 13,480,300 shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

        We have acted as counsel to Reliant Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the proposed sale of up to 13,480,300 shares of the Company's common stock, $0.01 par value per share (the "Shares"). The Shares are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on August 10, 2007 (File No. 333-145309) (as amended, the "Registration Statement"). The Shares include (i) up to 11,758,300 Shares offered by the Company (including up to 1,758,300 Shares subject to the underwriters' over-allotment option) (the "Company Shares") and (ii) up to 1,722,000 Shares offered by certain selling stockholders named in the "Principal and Selling Stockholders" table included in the Registration Statement (the "Selling Stockholder Shares"). The term "Shares" shall also include any additional shares of common stock registered by the Company pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

        As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware (the "DGCL"), and we express no opinion with respect to any other laws.

        Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

          1.     When the Company Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the underwriting agreement, the issue and sale of the Company Shares will have been duly authorized by all necessary corporate action of the Company, and the Company Shares will be validly issued, and the Company Shares will be fully paid and nonassessable.

          2.     The Selling Stockholder Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

        In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

        This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading "Legal Matters." We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) with respect to the Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                      Very truly yours,

                      /s/ LATHAM & WATKINS LLP